PROSPECTUS SUPPLEMENT No. 1	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated August 12, 2021)	Registration No. 333-258600

Up to 22,874,999 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 129,858,855 Shares of Class A Common Stock
Up to 8,499,999 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus, dated August 12, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No.333-258600). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, Amendment No. 1 filed with the Securities and Exchange Commission on August 16, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of an aggregate of up to 22,874,999 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), which consists of (i) the issuance by us and resale of up to 8,499,999 shares of Class A Common Stock that are issuable upon the exercise of (A) 7,000,000 warrants issued in a private placement to GX Sponsor LLC (the “Sponsor”), in connection with the GX IPO and (B) 1,499,999 warrants issued to certain members of the Sponsor as repayment for certain working capital loans made to GX (the warrants in (A) and (B) collectively, the “Private Placement Warrants”), and (ii) up to 14,375,000 shares of Class A Common Stock that are issuable upon the exercise of 14,375,000 warrants (the “Public Warrants,” and, together with the Private Placement Warrants, the “Warrants”) issued in the GX IPO. We will receive the proceeds from the exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 129,858,855 shares of Class A Common Stock consisting of (a) up to 8,340,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on January 8, 2021 (b) up to 2,000,000 shares of Class A Common Stock issued in a private placement pursuant to a subscription agreement entered into on May 5, 2021 with Palantir Technologies Inc. (“Palantir Technologies”), (c) up to 976,943 shares of Class A Common Stock issued in private placements on July 21, 2021 to certain advisors of Legacy Celularity and GX, (d) up to 7,187,500 shares of Class A Common Stock previously held by the Sponsor following a private placement in connection with the initial public offering of GX, (e) up to 8,499,999 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (f) up to 19,811,204 shares of Class A Common Stock issuable upon exercise of the Converted Legacy Warrants, (g) up to 11,744,882 shares of Class A Common Stock issuable upon exercise of options and awards and (h) up to 71,298,327 shares of Class A Common Stock pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated July 16, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and (ii) up to 8,499,999 Private Placement Warrants.

The Class A Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “CELU” and “CELUW”, respectively. On August 16, 2021, the last reported sales price of Class A Common Stock was $6.15 per share and the last reported sales price of our Public Warrants was $1.04 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk.    You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus supplement dated August 19, 2021.

united states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2021

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Park Ave Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

(609) 235-1010

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The NASDAQ Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (“Amendment No. 1”) amends Item 2.01 and Item 9.01 of the Current Report on Form 8-K filed by Celularity Inc. (the “Company”) on July 22, 2021 (the “Original Report”), in which the Company reported, among other events, the completion of the Business Combination (as defined in the Original Report).

This Amendment No. 1 amends (i) Item 2.01 in the Original Report to replace the subsection titled “Security Ownership of Certain Beneficial Owners and Management” with the disclosure included in Item 2.01 of the Amendment No. 1, (ii) amends Item 9.01(a) in the Original Report to include the unaudited condensed consolidated financial statements of Legacy Celularity for the quarter ended June 30, 2021 and related notes and the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Celularity for the period ended June 30, 2021, and (iii) amends Item 9.01(d) to replace the exhibit list in its entirety with the list included in Item 9.01(d) of this Amendment No. 1 and includes the Celularity Inc. 2021 Equity Incentive Plan, Celularity Inc. 2021 Employee Stock Purchase Plan and other exhibits inadvertently omitted from the Original Report.

This Amendment No. 1 does not amend any other item of the Original Report purport to provide an update or a discussion of any developments at the Company or its subsidiaries subsequent to the filing date of the Original Report. The information previously reported in or filed with the Original Report is hereby incorporated by reference to this Form 8-K/A.

Capitalized terms used but not defined herein have the meanings given in the Original Report.

Item 2.01 Completion of Acquisition or Disposition of Assets

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Class A Common Stock as of July 16, 2021 by:

●	each person known by the Company to be the beneficial owner of more than 5% of Class A Common Stock;

●	each of the Company’s executive officers and directors; and

●	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 122,387,480 shares of Class A Common Stock issued and outstanding as of the Closing Date and other than as noted below, do not take into account: (a) the issuance of any shares of Class A Common Stock upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (the “Warrants”) to purchase 22,874,999 shares of Class A Common Stock, (b) the issuance of any shares of Class A Common Stock upon the exercise of Converted Legacy Warrants, three of which are exercisable at exercise price of $7.53 per share to purchase an aggregate of 13,281,386 shares of Class A Common Stock and one of which is exercisable at an exercise price of $6.77 per share to purchase 6,529,818 shares of Class A Common Stock or (c) the exercise of options to purchase 21,723,442 shares of Class A Common Stock that were outstanding on the Closing Date, subject to any applicable vesting conditions.

Name and Address of Beneficial Owner(1)	Number of shares	%
Five Percent or Greater Stockholders
Dragasac Limited(2)	36,592,596	28.4%
Sorrento Therapeutics, Inc.(3)	20,422,124	16.7%
Starr International Investments Ltd.(4)	15,281,389	11.8%
Celgene Corporation(5)	11,953,274	9.8%
Lung Biotechnology PBC(6)	7,968,849	6.5%
Human Longevity, Inc.(7)	7,012,574	5.7%
Directors and Named Executive Officers
Robert J. Hariri, M.D., Ph.D.(8)	10,296,668	8.2%
David Beers(9)	289,823	*
Stephen A. Brigido, DPM(10)	162,209	*
Keary Dunn, Esq.(11)	136,104	*
Bradley Glover, Ph.D.	—	—
John R. Haines(12)	885,338	*
Anne Jones, Ph.D.	—	—
John Sculley(13)	1,037,601	*
Peter Diamandis, M.D.(14)	4,000,143	3.2%
Lim Kok Thay(15)	36,861,603	30.0%
Robin L. Smith, M.D., MBA(16)	653,304	*
Andrew C. Von Eschenbach, M.D.(17)	576,444	*
Jay R. Bloom(18)	4,336,617	3.5%
Dean C. Kehler(19)	4,343,779	3.5%
Marc Mazur(20)	73,927	*
All Directors and Executive Officers of as a Group (15 Individuals)	63,553,560	44.0%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the executive officers and directors is c/o Celularity Inc., 170 Park Ave, Florham Park, NJ 07932.

(2)	Consists of (i) 30,062,778 shares of Class A Common Stock issued (A) in exchange for outstanding pre-Closing shares of Legacy Celularity Series B Preferred Stock at the Closing and (B) pursuant to the Subscription Agreement between GX and Dragasac Limited and (ii) a Converted Legacy Warrant to purchase 6,529,818 shares of Class A Common Stock at an exercise price of $6.77 per share. These securities are directly held by Dragasac, which is an indirect wholly-owned subsidiary of Genting Berhad, a public company listed on the Malaysian stock exchange. Lim Kok Thay is an indirect beneficial owner of the largest shareholder of Genting Berhad, where he serves as Chief Executive and Chairman of the Board, and in such capacity may be deemed to beneficially own shares held by Dragasac Limited. The address for Dragasac Limited is c/o 24th Floor, Wisma Genting, 28 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.
(3)	Consists of 20,422,124 shares of Class A Common Stock issued (A) in exchange for outstanding pre-Closing shares of Legacy Celularity Series A Preferred Stock at the Closing and (B) pursuant to the Subscription Agreement between GX and Sorrento Therapeutics, Inc. The address for Sorrento Therapeutics, Inc. is 4955 Directors Place, San Diego, California 92121.

(4)	Consists of (i) 8,640,695 shares of Class A Common Stock issued (A) in exchange for outstanding pre-Closing shares of Series B Preferred Stock at the Closing and (B) pursuant to the Subscription Agreement between GX and Starr International Investments Ltd., and (ii) a Converted Legacy Warrant to purchase 6,640,694 shares of Class A Common Stock at an exercise price of $7.53 per share. The address for Starr International Investments Ltd. is Bermuda Commercial Bank Building, 19 Par-La-Ville Road, Hamilton, HM 11, BM Bermuda. Starr International Investments Ltd. is a wholly owned subsidiary of Starr International Company, Inc., a Swiss corporation, which, accordingly, may be deemed to beneficially own these securities.
(5)	The address for Celgene Corporation is 86 Morris Avenue, Summit, New Jersey 07901.
(6)	The address for Lung Biotechnology Investments, Ltd. is 1040 Spring Street, Silver Spring, Maryland 20910.
(7)	The address for Human Longevity, Inc. is 4570 Executive Drive, San Diego, California 92121.
(8)	Consists of 7,734,689 shares held directly by Dr. Hariri and 2,561,979 shares issuable to Dr. Hariri pursuant to options exercisable within 60 days of July 16, 2021.
(9)	Consists of 289,823 shares issuable to Mr. Beers pursuant to options exercisable within 60 days of July 16, 2021.
(10)	Consists of 162,209 shares issuable to Dr. Brigido pursuant to options exercisable within 60 days of July 16, 2021.
(11)	Consists of 136,104 shares issuable to Mr. Dunn pursuant to options exercisable within 60 days of July 16, 2021.
(12)	Consists of 885,338 shares issuable to Mr. Haines pursuant to options exercisable within 60 days of July 16, 2021.
(13)	Consists of 1,037,601 shares issuable to Mr. Sculley pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.
(14)	Consists of 4,000,144 shares issuable to Dr. Diamandis pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.
(15)	Consists of 36,592,596 shares held by Dragasac Limited and 269,007 shares issuable to Mr. Lim pursuant to deferred compensation award exercisable within 60 days of July 16, 2021. See footnote 2. Mr. Lim may be deemed to beneficially own shares held by Dragasac Limited.
(16)	Consists of 653,304 shares issuable to Dr. Smith pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.
(17)	Consists of 576,444 shares issuable to Dr. Von Eschenbach pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.
(18)	Consists of: (i) 1,661,253 shares of common stock received in a pro rata distribution-in-kind from Sponsor, (ii) 100,000 shares retained by Sponsor, (iii) 1,730,000 warrants received in a pro rata distribution-in-kind from Sponsor and (iv) 845,364 warrants of GX, which were acquired from GX upon completion of the Business Combination as the repayment of $845,364 in promissory notes in connection with certain working capital loans. Cooper Road, LLC is the record holder of the securities in clauses (i), (iii) and (iv) of the preceding sentence. Cooper Road, LLC is an entity controlled by Jay R. Bloom. Mr. Bloom disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Sponsor is the record holder of the shares described in clause (ii) of the first sentence. Cooper Road, LLC (an entity controlled by Jay R. Bloom) and Dean C. Kehler are the managing members of Sponsor, and as such Messrs. Bloom and Kehler have voting and investment discretion with respect to the securities held of record by Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by Sponsor. Each such entity or person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(19)	Consists of: (i) 1,414,768 shares of common stock received in a pro rata distribution-in-kind from Sponsor, (ii) 394,376 shares of common stock received in a pro rata distribution-in-kind from Sponsor to Elizabeth Kehler 2012 Trust, of which Dean Kehler’s spouse serves as a trustee, (iii) 100,000 shares retained by Sponsor, (iv) 1,880,000 warrants received in a pro rata distribution-in-kind from Sponsor and (iv) 554,635 warrants of GX, which were acquired from GX upon completion of the Business Combination as the repayment of $554,635 in promissory notes in connection with certain working capital loans. Sponsor is the record holder of the shares described in clause (iii) of the previous sentence. Cooper Road, LLC (an entity controlled by Jay R. Bloom) and Dean C. Kehler are the managing members of Sponsor, and as such Messrs. Bloom and Kehler have voting and investment discretion with respect to the securities held of record by Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by Sponsor. Each such entity or person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(20)	Consists of: (i) 48,927 shares of common stock received in a pro rata distribution-in-kind from Sponsor and (ii) 25,000 warrants received in a pro rata distribution-in-kind from Sponsor.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The unaudited condensed consolidated financial statements of Legacy Celularity as of and for the three and six months ended June 30, 2021 and 2020 and the related notes are filed herewith as Exhibit 99.3 and incorporated herein by reference.

Also included herewith as Exhibit 99.4 and incorporated herein by reference is the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Celularity for the quarter ended June 30, 2021.

(d) Exhibits.

Exhibit		Incorporated by Reference
number	Description of document	Schedule/ Form	File No.	Exhibit	Filing Date
2.1+	Merger Agreement and Plan of Reorganization by and among GX Acquisition Corp., Alpha First Merger Sub, Inc., Alpha Second Merger Sub, LLC, and Celularity Inc.	8-K	001-38914	2.1	January 8, 2021
3.1	Amended and Restated Certificate of Incorporation of Celularity Inc.	8-K	001-38914	3.1	July 22, 2021
3.2	Amended and Restated Bylaws of Celularity Inc.	8-K	001-38914	3.2	July 22, 2021
4.1	Specimen Common Stock Certificate of the Company.	8-K	001-38914	4.1	July 22, 2021
4.2	Specimen Warrant Certificate of the Company.	8-K	001-38914	4.2	July 22, 2021
4.3	Warrant Agreement, dated May 20, 2019, by and between GX Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-38914	4.1	May 24, 2019
10.1	Form of Subscription Agreement	S-4	333-252402	10.5	June 22, 2021
10.2	Form of Lock-up Agreement	S-4	333-252402	10.8	June 22, 2021
10.3	Amended and Restated Registration Rights Agreement, dated as of July 16, 2021, by and among Celularity Inc., GX Sponsor LLC, and each of the other Persons set forth on the signature pages thereto	8-K	001-38914	10.3	July 22, 2021
10.4	Vesting Agreement dated as of July 16, 2021 by and among GX Sponsor LLC, Celularity Inc. (f/k/a GX Acquisition Corp.), and each of the other Persons set forth on the signature pages thereto	8-K	001-38914	10.4	July 22, 2021
10.5#	Form of Indemnification Agreement by and between Celularity and its directors and officers.	S-4	333-252402	10.9	June 22, 2021
10.6*#	Celularity Inc. 2021 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder
10.7*#	Celularity Inc. 2021 Employee Stock Purchase Plan.
10.8#	Employment Agreement by and between Celularity and Robert J. Hariri, dated as of January 7, 2021.	S-4	333-252402	10.15	June 22, 2021
10.9#	Employment Agreement by and between Celularity and David C. Beers, dated as of January 7, 2021.	S-4	333-252402	10.16	June 22, 2021
10.10#	Employment Agreement by and between Celularity and Stephen A. Brigido, dated as of January 7, 2021.	S-4	333-252402	10.18	June 22, 2021
10.11#	Second Amended and Restated Employment Agreement by and between Celularity and Keary Dunn, dated as of April 22, 2021.	S-4	333-252402	10.19	June 22, 2021
10.12#	Employment Agreement by and between Celularity and John R. Haines, dated as of January 7, 2021.	S-4	333-252402	10.20	June 22, 2021

Exhibit		Incorporated by Reference
number	Description of document	Schedule/ Form	File No.	Exhibit	Filing Date
10.13#	Employment Agreement by and between Celularity and Brad Glover, dated as of April 22, 2021.	S-4	333-252402	10.22	June 22, 2021
10.14	Lease Agreement, dated March 13, 2019, by and between LSREF4 Turtle, LLC and Celularity Inc.	S-4	333-252402	10.34	June 22, 2021
10.15	Form of Deferred Compensation Award Grant Notice	8-K	001-38914	10.15	July 22, 2021
10.16#	Celularity Inc. 2017 Equity Incentive Plan	S-4	333-252402	10.10	June 22, 2021
10.17#	Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the 2017 Stock Incentive Plan.	S-4	333-252402	10.11	June 22, 2021
10.18#	Celularity Inc. 2018 Annual Incentive Plan	S-4	333-252402	10.14	June 22, 2021
10.19	License Agreement, dated August 15, 2017, by and between Celgene Corporation and Anthrogenesis Corp.	S-4	333-252402	10.23	June 22, 2021
10.20	Agreement and Plan of Merger, dated July 1, 2017, by and among Celularity Inc., Clarity Acquisition Corp, Clarity Acquisition II LLC, Anthrogenesis Corporation and Celgene Corporation.	S-4	333-252402	10.24	June 22, 2021
10.21	Contingent Value Rights Agreement, dated August 15, 2017, by and between Celularity Inc. and the Holders named therein, as amended by Amendment No. 1 to the Contingent Value Rights Agreement, dated March 4, 2021.	S-4	333-252402	10.25	June 22, 2021
10.22	Investment Rights Agreement, dated August 15, 2017, by and between Celularity Inc. and Celgene Corporation as amended by Amendment No. 1 to the Investment Rights Agreement, dated March 4, 2021.	S-4	333-252402	10.26	June 22, 2021
10.23	License and Transfer Agreement, dated September 30, 2020, by and between Celularity Inc. and Sorrento Therapeutics, Inc., as amended.	S-4	333-252402	10.27	June 22, 2021
10.24	Agreement and Plan of Merger, dated August 22, 2018, by and among Celularity Inc., CariCord Inc, CC Subsidiary, Inc. and Gregory L. Andrews, as amended by the First Amendment to the Agreement and Plan of Merger, dated September 30, 2018 and the Second Amendment to the Agreement and Plan of Merger, dated June 24, 2020.	S-4	333-252402	10.28	June 22, 2021
10.25	Warrant to Purchase Series B Preferred Stock of Celularity Inc., by and between Celularity Inc. and Dragasac Limited, dated January 9, 2020.	S-4	333-252402	10.29	June 22, 2021
10.26	Amendment No.1 to Warrant to Purchase Series B Preferred Stock of Celularity Inc., dated as of March 16, 2020 by and between Celularity Inc. and Dragasac Limited.	S-4	333-252402	10.30	June 22, 2021
10.27	Amendment No.2 to Warrant to Purchase Series B Preferred Stock of Celularity Inc., dated as of January 8, 2021 by and between Celularity Inc. and Dragasac Limited.	S-4	333-252402	10.31	June 22, 2021
10.28	Warrant to Purchase Series B Preferred Stock of Celularity Inc., by and between Celularity Inc. and Starr International Investments, Ltd. dated March 16, 2020.	S-4	333-252402	10.32	June 22, 2021
10.29	Amendment No.1 to Warrant to Purchase Series B Preferred Stock of Celularity Inc., dated as of January 8, 2021 by and between Celularity Inc. and Starr International Investments, Ltd.	S-4	333-252402	10.33	June 22, 2021

Exhibit		Incorporated by Reference
number	Description of document	Schedule/ Form	File No.	Exhibit	Filing Date
10.30	Stock Purchase Agreement, by and between Celularity Inc. and Dr. Andrew C. von Eschenbach, dated as of September 18, 2020.	S-4	333-252402	10.35	June 22, 2021
10.31	Loan Agreement, dated as of June 8, 2021 by and between Celularity Inc. and C.V. Starr Co., Inc. as the Initial Lender.	S-4	333-252402	10.36	June 22, 2021
16.1	Letter from Marcum LLP.	8-K	001-38914	16.1	July 22, 2021
21.1	List of Subsidiaries.	8-K	001-38914	21.1	July 22, 2021
99.1	Press release dated July 16, 2021.	8-K	001-38914	99.1	July 22, 2021
99.2	Unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021.	8-K	001-38914	99.2	July 22, 2021
99.3*	Unaudited condensed consolidated financial statements of Celularity Inc. as of and for the quarter ended June 30, 2021
99.4*	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Celularity Inc. for the quarter ended June 30,2021
104	Cover Page Interactive File

*	Filed herewith

#	Indicates a management contract or compensatory plan, contract or arrangement.

+	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2021

CELULARITY INC.

By:	/s/ Robert J. Hariri
Robert J. Hariri M.D., Ph.D.
Chief Executive Officer